                                                                     EXHIBIT 99D


                            MEXICO OWNED FACILITIES


                               Property Summary
                                     and
                                Value Estimates




                                  Prepared by

                              BERMUDEZ-BINSWANGER


                                February, 1998

-----------------
TABLE OF CONTENTS
-----------------


1.   STRATEGIC VALUE ANALYSIS
       .MATRIX
       .U.S./MEXICO BORDER MAP

2.   MATAMOROS, TAMAULIPAS
      .PLANT #14
      .PLANTS #14W & #14A

3.   REYNOSA, TAMAULIPAS
      .PLANT #12
      .PLANT #13
      .PLANT #27
      .PLANTS #12A & #26
      .PLANT #13A

4.   CHIHUAHUA, CHIHUAHUA
     .PLANTS #4 & #4A
     .PLANT #11

5.   CD. JUAREZ, CHIHUAHUA
     .PLANT #43

                           STRATEGIC VALUE ANALYSIS




                                    MATRIX

                                                                    REVISION "A"

                           STRATEGIC VALUE ANALYSIS

                          (ZENITH MEXICO PROPERTIES)

=================================================================================================================
 #   PLANT     LAND AREA      BLDG. AREA     DATE OF             EST. VALUE     EST. VALUE       INVESTMENT
               ACRES          SQ. FT.        CONSTRUCTION        WITH LAND      LEASE RATE       VALUE LEASED
                                                                 U.S.D          PER SQ. FT.      U.S.D. (18% Cap)
=================================================================================================================
 MATAMOROS, TAMAULIPAS
-----------------------------------------------------------------------------------------------------------------
 1     14        5.00           141,191      1970, 1973          $ 3,194,838     $3.50 - $4.00   $ 2,510,062
-----------------------------------------------------------------------------------------------------------------
 2    14W &      3.99            55,270      Early 1970's        $ 2,077,955     $4.00 - $6.00   $   982,577
      14A
=================================================================================================================
 REYNOSA, TAMAULIPAS
-----------------------------------------------------------------------------------------------------------------
 3    12        21.55           454,000         1980             $10,323,202     $4.00 - $6.00   $ 8,071,111
               (14.27)
-----------------------------------------------------------------------------------------------------------------
 4    13       (Part of 12)     222,000      1979, 1993          $ 5,074,234     $4.00 - $6.00   $ 3,946,666
                (7.28)
-----------------------------------------------------------------------------------------------------------------
 5    27        15.14           221,000         1994             $ 6,844,000     $4.00 - $6.00   $ 3,928,888
-----------------------------------------------------------------------------------------------------------------
 6   12A &      30.65           244,000         1985             $ 7,062,000     $4.00 - $6.00   $ 4,337,777
      26
-----------------------------------------------------------------------------------------------------------------
 7   13A         4.89            66,500         1985             $ 1,623,000     $4.00 - $6.00   $ 1,182,222
=================================================================================================================
 CHIHUAHUA, CHIH.
-----------------------------------------------------------------------------------------------------------------
 8  4 & 4A      16.02           191,546      1982, 1985          $ 7,799,000     $4.00 - $6.00   $ 3,405,262
-----------------------------------------------------------------------------------------------------------------
 9    11         2.87            54,950         1986             $ 1,943,886     $4.00 - $6.00   $   976,888
=================================================================================================================
 CD JUAREZ, CHIH.
-----------------------------------------------------------------------------------------------------------------
 10   43        76.56           904,000         1984             $28,000,000     $4.00 - $6.00   $16,071,111
=================================================================================================================
 GRAND         176.67         2,554,457                          $73,942,115                     $45,412,564
 TOTAL
=================================================================================================================

===========================================
 #        ESTIMATED TIME   SUGGESTED ASKING
          TO MARKET        PRICE U.S.D
===========================================
 MATAMOROS, TAMAULIPAS
-------------------------------------------
 1        24 - 36 MO's        $ 3,800,000
-------------------------------------------
 2        18 - 24 MO's        $ 2,500,000
===========================================
 REYNOSA, TAMAULIPAS
-------------------------------------------
 3        18 - 24 MO's        $12,600,000
-------------------------------------------
 4        18 - 24 MO's        $ 6,200,000
-------------------------------------------
 5        18 - 24 MO's        $ 8,400,000
-------------------------------------------
 6        18 - 24 MO's        $ 8,600,000
-------------------------------------------
 7        18 - 24 MO's        $ 2,000,000
===========================================
 CHIHUAHIUA, CHIH
-------------------------------------------
 8         18 - 24 MO's        $ 9,500,000
-------------------------------------------
 9        18 - 24 MO's        $ 2,400,000
===========================================
 CD. JUAREZ, CHIH
-------------------------------------------
 10       18 - 36 MO's        $34,000,000
===========================================
 GRAND                        $90,000,000
 TOTAL
===========================================

                           [U.S.-MEXICO BORDER MAP APPEARS HERE]

MATAMOROS, TAM.
PLANT #14
----------------

PROPERTY DESCRIPTION

Improvements: The facility is a two story building with a total of 141,191
-------------
square feet under roof of which 63,260 sq. ft. are on the second story: the original area built in 1970 and the expansion in 1973. There are 68 parking spaces in the front and 150 parking spaces in the back parking lots. There is a 4540 kg. (10,000 lbs.) cargo/people elevator serving the back two story section. Roof and mechanical systems are original with the roof undergoing repairs about one year ago-2 years left in the warranty

Land: The land site has 5 acres fronting the city's main avenue-Carretera Lauro
-----
Villar. Not only is this the town's main commercial and industrial thoroughfare, but it is also the highway to the beach areas. Although it is felt that the highest and best use continues to be industrial/maquila, some commercial use can be considered because of its 254 ft. frontage to this principal avenue.

PROPERTY TOUR CONCLUSIONS

Three of us toured the facility and agree on the following conclusions:

Positives: The location of this facility fronting on the main
----------
commercial/industrial avenue is, in our opinion the main attribute. Second, the Zenith workforce represents another significant positive provided that the next tenant can transition into this operation in time. Third, the good condition of the building and grounds allow a potential user occupancy within a short time frame. Fourth, all of the mechanical systems, including a fully operational fire protection sprinkler system are in excellent condition.

Challenges: The challenges that we noted are the existing process layouts in the
-----------
gun area, the lower than today's typical ceiling heights, and the age- (the look) of the entire facility. The myriad rooms that are the gun process would have to be dismantled as a new user, more than likely would not need them. In addition, users will have to plan for capital expenditures in their new layout and future roof replacement.

MATAMOROS, TAM.
PLANT #14 (Cont.)
-----------------

VALUES

The values for the property, including land and building, were derived from available current market data of city the Matamoros. Comparable value transactions are typically not available in Mexico. However, through private sector and governmental sources, estimates for land and building costs were assigned with a high level of confidence. We have enclosed a chart that summarizes all the respective property values. Land value for this property was pegged at $2.40 per square foot and the building at $18.00 per square foot.

Matamoros, Plant #14
--------------------
Total value empty:            $3.2mm to $3.8mm
Investment value leased:      $2.5mm

MATAMOROS, TAM.
PLANTS #14W & 14A
-----------------

PROPERTY DESCRIPTION

Improvements: There are two separate buildings with a total of 55.270 square
-------------
feet under roof. This site is located in what is now a commercial/residential area near the downtown international bridge to Brownsville, Texas. Both buildings are one level structures with typical low ceilings and construction techniques of the early 1970's.

Land: This site is located in what is now a commercial and residential area near
-----
the downtown international bridge crossing to Brownsville, Texas. This site's highest and best use is considered to be commercial use in a combination strip shopping center and warehousing venture. However, this site can still be used for light manufacturing "maquila" operations.

PROPERTY TOUR CONCLUSIONS

Three of us toured the facility and agree on the following conclusions:

Positives: The location of this site is now strategically located in what is now
----------
a commercial/residential neighborhood. Second, its proximity to the main avenue leading to the nearby international bridge is a significant positive. Third, the fire control system is fully operational.

Challenges: The deteriorated condition of both buildings, inside and out make it
-----------
a marketing challenge for disposition as a "maquila" operation. Significant capital improvements to be made, including a new roof on both buildings.

MATAMOROS, TAM.
PLANTS #14W & 14A (CONT.)
-------------------------

VALUES

The values for this property were obtained after researching land costs in this changing part of Matamoros. Every relevant source of real estate values was contacted. The consensus was that the commercial development possibility would yield the most return on a potential sale. Land values were estimated to be from $6.00 USD to $10.00 USD per square foot.

Matamoros. Tamaulipas (Plants #14W & 14A)
-----------------------------------------
Total Value, Empty            $2.1mm
Investment value, leased      $1.0mm

REYNOSA, TAM.
PLANT #12
-------------


PROPERTY DESCRIPTION

IMPROVEMENTS:  This facility has 454k sq.ft. under roof and is in reality two
-------------
separate buildings adjacent to each other with four interconnecting passageways. Construction dates back to 1980 and is typical of high-end "maquila" structures of its time. Both buildings are 100% sprinklered sharing these and other services. There is parking for 180 cars in addition to 31 truck docks. Clear heights range from 29ft. to 34ft. serving both manufacturing and warehouse activities.

LAND:  This facility is on a 14.27 acre site and it is now zoned as an
-----
industrial park. "Parque Industrial Reynosa". Access to the facility is right off the main highway - "Reynosa-Matamoros". It is also conveniently located approximately 10 minutes from the international crossing from McAllen, Texas.

PROPERTY TOUR CONCLUSIONS

POSITIVES:  This facility is designed to easily accommodate most light
----------
manufacturing activities, i.e. electrical/electronics, automotive components, etc. After a tour of the buildings, we concluded that they are in excellent state of maintenance and could expeditiously transition to a new tenant's manufacturing activities.

CHALLENGES:  The size of this facility poses a challenge to any disposition
-----------
activity due to the fact that most new manufacturing activities in Mexico begin with less space requirements, typically in the 50k to 100k square foot range. An obvious challenge for the new owner is to adequately subdivide it to accommodate the project's initial needs within a condo concept. This requires significant investments in capital for modifications and improvements.

REYNOSA, TAM.
PLANT #12 (CONT.)
-----------------

VALUES

The values for this property, including land and buildings, were derived from available current market data within the Reynosa area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $2.00 per square foot and the building was valued at $20.00 per square foot.

Reynosa Plant #12
-----------------
Total value empty:            $10.3mm to $12.6mm
Investment value, leased      $8.1mm

REYNOSA, TAM.
PLANT #13
-------------


PROPERTY DESCRIPTION

IMPROVEMENTS:  This one level facility has 222,000 sq.ft. under roof and is 100%
-------------
sprinklered. The building is divided into two sections, the original with clear heights from 12ft. to 19ft. on 158k sq.ft. construction dating to 1979. The new section with clear heights of 45ft. on 64k sq.ft. is all high bay warehouse type design. There is parking for 250 cars in addition to 10 truck docks.

LAND:  This facility is on a 7.28 acre site in the "Reynosa Industrial Park".
-----
Access to the facility is from the "Reynosa-Matamoros" highway, only 10 minutes from the international crossing from McAllen, Texas.

PROPERTY TOUR CONCLUSIONS

POSITIVES:  This facility is in excellent condition and is well suited for the
----------
"maquila" type of manufacturing activities currently operating there. The exceptional high-bay warehouse area also represents a positive for a user with this type of requirement. This also allows for a rapid start-up for a new tenant not just because of the condition of the property but of the available trained work force in the park.

CHALLENGES:  From a disposition stand-point, the size of the facility is above
-----------
the average requirements that a typical new operation needs. The new owners will have to consider subdividing the space to accommodate more than one user with its significant corresponding capital improvements.

REYNOSA, TAM.
PLANT #13 (Cont.)
-----------------

VALUES

The values for this property, including land and building, were derived from available current market data within the Reynosa area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $2.00 per square foot and the building was valued at $20.00 per square foot.

Reynosa Plant #13
-----------------
Total value empty:            $5.1mm to $6.2mm
Investment value, leased      $3.9mm

REYNOSA, TAM.
PLANT #27
-------------


PROPERTY DESCRIPTION

Improvements:  This facility has 221.00 sq.ft. under roof and is 100%
-------------
sprinklered. The design of the building is geared specifically as high tech plastics injection molding operation built in 1994. There are 60 parking spaces and 7 truck docks. Clear heights range from 32 ft. to 39 ft.

Land:  This site contains 15.4 acres and is located in the "Reynosa Industrial
-----
Park". Access is right off the main highway-"Reynosa-Matamoros". It is also 10 minutes from the international crossing to McAllen, Texas.



PROPERTY TOUR CONCLUSIONS

Positives:  The main attribute of this facility is that it is designed as a
----------
state-of-the-art "plastics" manufacturing operation and is in excellent condition. This facility ranks as one of the most modern facilities of its kind in Latin America. A user in a similar business can have a rapid start-up by using this facility.

Challenges:  Due to its specific design as a plastics operation, the available
-----------
potential user market is limited to companies with similar needs. The capital improvements needed to convert this facility to a more conventional one would be significant. In addition, the total area under roof is also above the typical requirements for a new operation in this area.

REYNOSA, TAM.
PLANT #27 (CONT.)
-----------------


VALUES

The values for this property, including land and buildings, were derived from available current market data within the Reynosa area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $2.00 per square foot and the building was valued at $25.00 per square foot.

Reynosa Plant #27
-----------------
Total value, empty:           $6.8mm to $8.4mm
Investment value, leased:     $3.9mm

REYNOSA TAM.
PLANTS #12A & 26
---------------


PROPERTY DESCRIPTION

Improvements:  There are two separate but interconnected buildings with a total
-------------
of 244,000 square feet under roof and 100% sprinklered. This site is located inside the "Reynosa Industrial Park". There is parking for 80 cars in addition to 22 truck docks. Clear heights range from 15ft. to 25ft. All services and infrastructure are share by both buildings.

Land:  This site contains a total of 30.65 acres and is zoned for industrial
-----
use. Access is right off the main highway-"Reynosa-Matamoros". It is also a convenient 10 minutes from the international crossing from McAllen, Texas.

PROPERTY TOUR CONCLUSIONS

Three of us toured the facility and agree on the following conclusions:

Positives:  This complex of two interconnected buildings with ample land for
----------
future expansion is a distinct positive for companies wanting to start operations smaller but with potential significant future growth. These buildings are, again, typical of "Maquila" type structures with lower clear heights than what is now the norm. However, they are still suited for most light assembly type projects, i.e. electronics, apparel, etc.

Challenges:  The fact that both buildings share infrastructure and other
-----------
services force a potential user to invest a significant amount to allow a separation. This challenge also applies to the access to the land site.

REYNOSA, TAM.
PLANTS #12A & 26 (Cont.)
------------------------

VALUES

The values for this property, land and buildings, were derived from current available market data within the Reynosa area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $2.00 per sq. ft. and the buildings were valued at $18.00 per sq. ft.


Reynosa Plants # 12a & 26
-------------------------
Total Value, empty:           $7.1mm to $8.6 mm
Investment value, leased:     $4.3mm

REYNOSA, TAM.
PLANT #13A
-------------

PROPERTY DESCRIPTION

Improvements: This one level facility has 66,500 sq. ft. under roof and is 100%
------------
sprinklered. The building has clear heights from 15ft. to 25ft with the construction dating to 1985. There is parking for 40 cars in addition to 4 truck docks.

Land: This facility is on a 4.89 acre site in the "Reynosa Industrial Park", and
----
is zoned for industrial use. Access to the facility is from the "Reynosa-Matamoros" highway, only 10 minutes from the international crossing to McAllen, Texas.

PROPERTY TOUR CONCLUSIONS

Positives: This facility is in good condition and is well suited for the
---------
"maquila" type of manufacturing activities currently operating there. The relatively small size allows for a rapid start-up for a new tenant. Another positive is the available trained work force already working in the park.

Challenges: From a disposition stand-point, the only major challenge is to
----------
provide adequate maintenance to the building, the grounds and all the services and infrastructure. This facility can be brought up to snuff with a reasonable capital investment. The site size does not allow for a future expansion.

REYNOSA, TAM.
PLANT #13A (Cont.)
------------------

VALUES

The values for this property, including land and buildings, were derived from available current market data within the Reynosa area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $2.00 per square foot and the building was valued at $18.00 per square foot.


Reynosa. Plant # 13A
--------------------
Total Value, empty:           $1.6mm to $2.0mm
Investment value, leased:     $1.2mm

CHIHUAHUA, CHIH.
PLANTS #4 & 4A
--------------


     PROPERTY DESCRIPTION

Improvements: There are two separate buildings with 142,569 sq.ft.(bldg. 4) and
------------
48.977 sq.ft.(bldg. 4A) for a total 191,546 under roof. These two facilities are 100% sprinklered. There is parking for 190 cars in addition to 2 truck docks in building 4 and 5 truck docks in building 4A. Ceiling heights in bldg. 4 range from 19ft. to 25.5ft. and in bldg. 4A range from 14ft. to 25ft.

Land: These two buildings are on a 16.02 acre site in the "Las Americas"
----
industrial park. In our opinion, this site is the most strategically placed in the park. Access to the facility is from the new ring road, "periferico", on the west side of the city.

PROPERTY TOUR CONCLUSIONS

Positives: The buildings can only be described as excellent in every regard. The
---------
maintenance program that has been in place has certainly paid off. Building 4 dates to 1982 and 1986 and building 4A dates to 1986; neither show real age. These facilities are an excellent choice to any user considering Chihuahua as a location.

Challenges: The challenge for this site is for the potential user to be able to
----------
utilize both buildings all at once or to invest the necessary capital to separate shared services and infrastructure.

CHIHUAHUA, CHIH.
PLANTS #4 & 4A
(Cont.)
---------------

VALUES

The values for this property, land and buildings, were derived from available current market data within the Chihuahua area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $5.00 per sq.ft. and the both buildings at $22.50 per sq.ft.

Chihuahua Plants #4 & 4A
------------------------

Total value, empty:           $7.8mm to $9.5mm
Investment value, leased:     $3.4mm

CHIHUAHUA, CHIH.
PLANT #11
----------------

PROPERTY DESCRIPTION

Improvements: This building has 54.950 sq.ft. under roof-one level-and is 100%
------------
sprinklered. The construction dates to 1985. There is parking for 30 cars in addition to 7 truck docks. Clear heights range from 12ft to 20ft.

Land: This site contains 2.87 acres in the "Las Americas" industrial park.
----
Access to the facility is from the new ring road, "periferico", on the west side of the city.


PROPERTY TOUR CONCLUSIONS

Positives: This building is in excellent condition in every regard. This
---------
facility can be immediately occupied by a typical "maquila" user due to its relatively small size. This facility can accommodate most light manufacturing projects that are looking to locate in this city.

Challenges: There are no significant challenges for the disposition of this
----------
property.

CHIHUAHUA, CHIH.
PLANT #11 (CONT.)
-----------------

VALUES

The values for this property, including land and buildings, were derived from available current market data within the Chihuahua area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $5.00 per square foot and the building was valued at $24.00 per square foot.

Chihuahua, Plant # 11
---------------------

Total value, empty:           $1.9mm to $2.4mm
Investment value, leased:     $1.0mm

CD. JUAREZ, CHIH.
PLANTS #43
-----------------

PROPERTY DESCRIPTION

Improvements: There are 904.000 sq.ft. of contiguous space under roof
------------
encompassing this facility and is 100% sprinklered. There is parking for 626 cars in addition to 37 truck docks. Clear heights vary throughout the building ranging from 16ft. to 17ft. in smaller areas--17ft. to 22ft. in most manufacturing areas--and 23ft. to 27ft. in warehouse areas on the south side. The entire facility can be opened up to one continuous flow. The original construction dates back to 1984 with subsequent expansions in 1986 and 1993.

Land: The facility is on a 76.56 acre site in the original Chihuahua State Trust
----
industrial park. Access to the site is both from main state highway to Chihuahua City and from the back lot fronting the Casas Grandes Highway. In addition, the front of the facility is right across from the Cd Juarez airport.


PROPERTY TOUR CONCLUSIONS

Positives: The entire facility is in excellent condition. A user with this size
---------
requirement would have minimal trouble in readapting this facility to fit his process. It is thought that the highest and best use continues to be industrial, although, some warehousing and distribution activities might also be considered. The site has over 0.38 miles that fronts the Chihuahua highway.

Challenges: The main challenge is the obvious one of size. Very few border
----------
industrial projects have required this size of facility. The established major users-GE, Ford, Chrysler, United Technologies, etc., are now asking their suppliers to come near their Mexican operations. For the most part, these are small to medium size companies that only require 50K to 100K sq.ft. Second, the facility is located in the south part of the city where some companies have felt that the distance to the heart of the city was still too far.

CD. JUAREZ, CHIH.
PLANT #43 (Cont.)

VALUES

The Values for this property, including land and buildings, were derived from available current market data within the Cd. Juarez City area. We have enclosed a chart that summarizes all the respective property values. Land for this site was valued at $3.00 per square foot and the building was valued at $20.00 per square foot.

Cd. Juarez plant #43
--------------------
Total value, empty:           $28.0 mm to $34.0 mm
Investment value, leased:     $16.0 mm